Exhibit 1.1

UP TO 16,000 INVESTOR GENERAL PARTNER INTERESTS

and

UP TO 4,000 LIMITED PARTNER INTERESTS

of

ICON OIL & GAS FUND

(a program comprised of up to three Delaware limited partnerships)

FORM OF DEALER-MANAGER AGREEMENT

ICON Securities Corp.	Date: ____________
3 Park Avenue, 36th Floor
New York, New York 10016

Ladies and Gentlemen:

ICON Oil & Gas Fund (the “Fund”) is a program comprised of up to three Delaware limited partnerships (ICON Oil & Gas Fund-A L.P. (“Partnership A”), ICON Oil & Gas Fund-B L.P. (“Partnership B”) and ICON Oil & Gas Fund-C L.P. (“Partnership C”)) that are offering, in the aggregate, (i) up to 16,000 investor general partner interests and (ii) up to 4,000 limited partner interests (collectively, the “Interests”). The Interests and the terms upon which they are offered are more fully described in the prospectus for each partnership (for each partnership, the applicable “Prospectus”), in each case, as supplemented or amended at the time the related registration statement or post-effective amendment to the registration statement (the “Registration Statement”), as applicable, becomes effective, which Prospectus is dated as of the date on which the Securities and Exchange Commission (“SEC”) declared the Registration Statement for the related Partnership Offering (as defined below) to be effective (in each case, the applicable “Effective Date”).

Each of Partnership A, Partnership B, Partnership C and the managing general partner for the partnerships, ICON Oil & Gas GP, LLC (the “Managing General Partner”) are entering into this Agreement with you, effective as the date hereof, as exclusive managing sales agent (the “Dealer-Manager”), pursuant to which you are authorized to select and provide sales support to a group of broker-dealers (the “Selling Dealers”) that are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) that, together with you, will offer directly to the general public, on a “best efforts” basis, a total maximum offering of up to 20,000 Interests at a public offering price of $10,000.00 per Interest (subject in certain circumstances to discounts based upon the volume of Interests purchased or other exceptions as set forth in the Prospectus) (for each partnership, a “Partnership Offering” and, collectively, the “Offering”). The Managing General Partner may, at any time prior to the two-year anniversary of the date the Offering commences, increase the Offering to a maximum of up to 30,000 Interests; provided, however, that the aggregate Offering Period (as defined below) for the three partnerships may not be extended in connection with such change.

Each Selling Dealer selected by you is authorized by its selling dealer agreement (the “Selling Dealer Agreement”), and you are hereby authorized, to find purchasers for the Interests that satisfy the suitability standards set forth in the applicable Prospectus during the applicable Offering Period and that are acceptable to the applicable partnership. In general, the “Offering Period” for the sale of Interests in each partnership will commence on the date of the applicable Prospectus (which is also the Effective Date for such Partnership Offering) and will terminate on the termination date for such Partnership Offering specified in the applicable Prospectus, unless (1) the Maximum Offering is completed earlier (e.g., through the sale of all Interests) or (2) such Partnership Offering is terminated earlier (with notice to you) at the election of the Managing General Partner, in its sole discretion (in each case, the applicable “Termination Date”). In addition to the foregoing general rules, each State must also authorize the sale of Interests to its residents (which State effective dates will be either the Effective Date for each partnership or as otherwise may be set forth on a “Blue-Sky Survey” issued, or to be issued, from time to time after the Effective Date for each partnership, by counsel to the Managing General Partner). In addition, (i) some States separately authorize the offering of Interests in each of Partnership A, Partnership B and Partnership C immediately prior to each such Partnership Offering, rather than authorizing the offering of Interests in all three partnerships, collectively, prior to the Effective Date for Partnership A, and (ii) most States authorize the offering of Interests to their residents for a maximum of 12 months before requiring the re-registration of the offering or renewal of qualification of the Interests under their respective securities laws; consequently, if you have not received an updated “Blue-Sky Survey” or applicable Prospectus prior to the beginning of each Partnership Offering and/or the first anniversary date, as applicable, of the Effective Date for each partnership, a request should be made for such updated materials to confirm the continued qualification of the applicable Partnership Offering in States in which you propose to offer Interests for sale.

Each date on which any investor is admitted to one of the partnerships in the Fund (thereby becoming an “Investor General Partner” and/or a “Limited Partner”) is hereinafter called a “Closing Date.”

Each partnership will accept subscriptions for the Interests subject to the Partnership’s right to terminate the Offering at any time with notice to you and to reject any subscription in whole or in part, in its sole discretion. The acceptance of subscriptions is further subject to the following terms and conditions:

1. Appointment as Dealer-Manager. Each partnership hereby authorizes you to act as the Dealer-Manager during the Offering Period and, on a “best efforts” (and not “firm commitment”) basis only, to offer Interests directly, and to enter into Selling Dealer Agreements on behalf of the partnerships authorizing each such Selling Dealer to offer, to potential investors that (a) satisfy the investor suitability standards (i) as set forth in the applicable Prospectus, (ii) as provided under applicable State laws and (iii) as provided in the rules of FINRA and (b) are acceptable to the applicable partnership (the “Eligible Investors”). As Dealer-Manager, you agree to act as an independent contractor and not as agent for any partnership in connection with your solicitation of subscriptions for Interests and will be responsible for assuring that each investor satisfies all such suitability requirements. You hereby agree that you will not make representations or give information that is not (x) contained in the applicable Prospectus or in supplemental sales literature specifically authorized for use in the manner described in Section 5 of this Agreement or (y) consistent with the representations and information contained therein.

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2. Subscriptions for Interests. You shall (a) find Eligible Investors for the Interests, (b) keep records of the basis for each determination by a member of, or person associated with, your firm of an investor’s suitability and (c) promptly forward each fully completed and executed copy of the subscription agreement, which shall be in form of Exhibit C to the applicable Prospectus (the “Subscription Agreement”), as signed by each investor and countersigned by a supervisory representative of your firm, together with the related subscription payment in the form of a check made payable to “UMB Bank, N.A., as Escrow Agent for ICON O&G Fund-A,” “UMB Bank, N.A., as Escrow Agent for ICON O&G Fund-B” or “UMB Bank, N.A., as Escrow Agent for ICON O&G Fund-C,” as applicable, pending receipt and acceptance by the Managing General Partner of subscriptions for 200 Interests in the applicable Partnership Offering and thereafter (except for residents of the Commonwealth of Pennsylvania and the State of Tennessee who must continue to make checks payable to the Escrow Account until subscriptions for 1,000 Interests have been received and accepted in the applicable Partnership Offering) in the form of a check made payable to “ICON O&G Fund-A,” “ICON O&G Fund-B” or “ICON O&G Fund-C,” as applicable, to:

Regular Mail:	Overnight:

ICON Capital Corp.	ICON Capital Corp.
c/o DST Systems	c/o DST Systems
P.O. Box 219476	430 West 7th Street
Kansas City, MO 64121-9476	Kansas City, MD 64105
Tel: (800) 343-3736

Each Subscription Agreement and related subscription payment shall be forwarded by your firm to the Managing General Partner at the foregoing address no later than noon of the next day after receipt from your customer by any member of, or associated with, your firm of such payment, unless such Subscription Agreement and payment are first forwarded to another of your offices for internal supervisory review (which shall take place within the aforementioned time period), in which event such other office shall complete its review and forward such Subscription Agreement and payment to the above address no later than noon of the next business day after its receipt thereof. Notwithstanding the foregoing, any investor’s check not properly completed as described above shall be promptly returned to such investor not later than the next business day following your receipt of such check. Each subscription so received by the Managing General Partner will be subject to acceptance or rejection by it by the end of the business day on which it is received. Each such subscription payment received and accepted by the Managing General Partner will be transmitted, as soon as practicable, but in any event by the end of the second business day following the applicable partnership’s receipt thereof, to UMB Bank, N.A. (the “Escrow Agent”) for deposit in an interest-bearing bank account insured by the Federal Deposit Insurance Corporation, which shall be an escrow account in the name of Escrow Agent pending each Initial Closing Date (as defined below) and will be a segregated subscription account of the applicable partnership thereafter. The applicable partnership undertakes to promptly return directly to you for return to any of your customers whose subscriptions are not accepted by the Managing General Partner, their Subscription Agreements together with the related, uncashed subscription payments within two business days of the applicable partnership’s receipt of same. Unless and until an event requiring a refund occurs, an investor will have no right to withdraw his subscription payments from escrow. The Managing General Partner has reserved the unconditional right to refuse to accept, in whole or in part, any subscription and related payment and to refuse to accept as a purchaser any investor for any reason whatsoever or no reason.

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Unless subscriptions for at least 200 Interests are received and accepted by the Managing General Partner in the applicable Partnership Offering (excluding subscriptions for Interests from residents of the Commonwealth of Pennsylvania and the State of Tennessee) on or before the applicable Termination Date, the partnership will promptly refund all subscription payments received by it in full with interest earned thereon, if any, and without deduction for any expenses, and the applicable Partnership Offering shall thereupon terminate. Promptly after receiving and accepting subscriptions for 200 Interests in the applicable Partnership Offering (excluding subscriptions for Interests from residents of the Commonwealth of Pennsylvania and the State of Tennessee), the Managing General Partner will notify the Escrow Agent that Schedule A to the partnership’s limited partnership agreement (in each case, the applicable “Partnership Agreement”) has been amended to admit as Investor General Partners and/or Limited Partners investors (other than those who are residents of the Commonwealth of Pennsylvania and the State of Tennessee, which require that a minimum of 1,000 Interests must be sold in the applicable Partnership Offering before such residents’ subscription payment may be released from escrow) for whom subscriptions have been accepted, and the Escrow Agent is to pay over promptly to the applicable partnership the amount of all such investors’ subscription payments then on deposit and interest earned on each subscription payment. The date upon which such admission of Investor General Partners and/or Limited Partners shall occur is hereinafter called the “Initial Closing Date” for such partnership. Under regulations of the Commonwealth of Pennsylvania and the State of Tennessee, until subscriptions for 5% (or $10,000,000) of the maximum offering have been received in the applicable Partnership Offering, subscription payments of Pennsylvania and Tennessee residents must be held in escrow for each Partnership Offering. After subscriptions equaling $10,000,000 for the residents of all jurisdictions, including Pennsylvania and Tennessee, have been received in the applicable Partnership Offering, all remaining subscriptions being held in escrow will be released from escrow upon the next Closing Date and the applicable investors will be admitted to the applicable partnership as Investor General Partners and/or Limited Partners (in the manner described in the preceding sentence). Following the Initial Closing Date for each partnership, the Managing General Partner will continue to accept subscriptions for additional Interests during the remainder of the applicable Offering Period and to admit to the applicable partnership as Investor General Partners and/or Limited Partners investors whose subscriptions are accepted. Such admissions will take place from time to time as shall be determined by the Managing General Partner, with the anticipation that Closing Dates subsequent to the Initial Closing Date for a partnership will occur as frequently as daily but not less frequently than monthly following the Initial Closing Date and promptly following the end of the Offering Period or earlier termination of the applicable Partnership Offering.

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In connection with each Partnership Offering, the applicable partnership will pay:

(a)         subject to volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the applicable Prospectus, sales commissions in an amount equal to 7.0% of the total purchase price of all Interests sold in the applicable Partnership Offering through your efforts (the “Sales Commissions”), except for Interest sales to (a) officers, employees and securities representatives of the Dealer-Manager, the Managing General Partner, their affiliates and each Selling Dealer (the “Affiliated Members”), and (b) investors by registered investment advisers affiliated with a Selling Dealer who do not charge a commission in connection with an investment in Interests (the “RIA Members”), as to which no Sales Commissions are payable. Affiliated Members and RIA Members may purchase Interests for a net price of $9,300.00 per Interest. Purchases of Interests by Affiliated Members and RIA Members shall be for investment purposes only and not with a view toward resale or other distribution.

(b)         an underwriting fee (the “Underwriting Fee”) equal to $300.00 for every Interest actually sold by you in the applicable Partnership Offering, your registered representatives and registered representatives of all Selling Dealers for your services in supervising the sale of Interests, for costs and expenses incurred in connection with holding or attending bona fide training and education seminars and conferences in compliance with FINRA’s Conduct Rules and to reimburse you, on a non-accountable basis, for wholesaling fees and marketing expenses.

The total compensation to be paid to you in connection with the applicable Partnership Offering, including Sales Commissions and Underwriting Fees shall not exceed 10.0% of the gross offering proceeds from the sale of Interests. Bona fide due diligence fees and expenses reimbursements (if any), shall be paid upon receipt of a detailed and itemized invoice in accordance with FINRA’s Conduct Rules.

All such compensation will be paid by each partnership within 30 days after each Closing Date in respect of subscriptions submitted by investors who were admitted to the applicable partnership on such Closing Date. Notwithstanding the foregoing, no compensation will be paid with respect to subscriptions (or portions thereof) that have been rejected by the Managing General Partner, or in the event the minimum offering for 200 Interests for the applicable partnership is not successfully completed.

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Sales Commissions with respect to Interests actually sold by you or your registered representatives and Underwriting Fees with respect to all Interests sold (by you or by any Selling Dealers) will be due and payable to you within 30 days of each Closing Date on which purchasers of such Interests are admitted as Investor General Partners and/or Limited Partners.

3. Termination of Agreement. The provisions of this Agreement relating to the Offering shall terminate as to each partnership upon the completion of the Offering Period for such partnership or earlier termination of the Partnership Offering, and may be terminated by you or the Managing General Partner as specified in Section 10 of this Agreement, subject to the survival of all provisions hereof which by their nature are intended to survive termination of this Agreement.

4. Limitations on Payments. You agree that neither you nor any salesperson or registered representative under your control shall, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of Interests; provided, however, that this provision shall not prohibit the normal Sales Commissions payable to any properly licensed person for selling Interests. In addition, you agree not to receive any rebates or give-up or participate in any reciprocal business arrangements (other than the securities distribution arrangements specified in the applicable Prospectus) that would violate any restriction on a partnership contained in the applicable Prospectus.

5. Supplemental Sales Material.

Supplemental sales materials shall be categorized as either:

(a)          Broker/Dealer Use Only educational materials, which shall be defined as materials prepared for or by a partnership for the sole purpose of educating you in your preparation to solicit the sale of Interests in the applicable Partnership Offering and shall not be used by you with members of the general investing public and, to the extent required, have been submitted to and reviewed by the appropriate regulatory agencies.

(b)        Investor sales materials, which shall be defined as materials prepared for or by a partnership that, to the extent required, have been submitted to and reviewed by FINRA, SEC or other appropriate regulatory agencies. These materials may be used by you with members of the general investing public.

You agree that you will not use any supplemental sales materials other than each applicable Prospectus (including, inter alia transmittal letters, underwriting memoranda, summary descriptions, graphics, supplemental exhibits, media advertising, charts, pictures, written scripts or outlines), whether prepared to solicit sales to prospective investors or for the exclusive use of you and your personnel, except as supplied by a partnership and described under the caption “Supplemental Sales Literature” in such Prospectus, or otherwise specifically described in a written advice from a partnership authorizing the type and manner of use. The use of any such other supplemental sales material is expressly prohibited to the extent specified in any such written advice.

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6. Right to Sell. Notwithstanding any information furnished or any action taken by a partnership in that connection, the partnerships shall have no obligation or liability with respect to the registration or qualification of the Interests in any jurisdiction or qualification or right of you or any Selling Dealer to sell or advertise them therein.

7. Limited Obligations. Nothing herein contained shall constitute a partnership, association or other separate entity or partners between or among you, and/or any Selling Dealer and a partnership, or with each other, but you shall be responsible for your share of any liability or expense based upon any claim to the contrary. None of the partnerships shall be under any liability to you, except for obligations expressly assumed in this Agreement and any liabilities under the Securities Act of 1933, as amended (the “Act”), and no other obligations on any partnership’s part shall be implied hereby or inferred herefrom.

(a) Notwithstanding anything to the contrary provided herein, the applicable partnership will indemnify and hold you harmless in the manner and solely to the extent specified in Section 4.05 of the applicable Partnership Agreement (the terms of which are incorporated herein by reference) against any losses (including any claims of any Selling Dealers), damages or liabilities, joint or several, to which you may become subject as a result of entering into, or performing your duties, under this Agreement.

(b) You agree to indemnify and hold harmless the Managing General Partner, in its capacity as managing general partner of each of the partnerships, its affiliates and each partnership against any losses, claims, damages or liabilities to which the Managing General Partner and such partnership may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the applicable Registration Statement, the applicable Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of circumstances under which they are made not misleading in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the applicable Registration Statement or the applicable Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Managing General Partner by you expressly for use therein: and further provided that none of the partnerships or the Managing General Partner will be liable in any case if it is determined that you were at fault in connection with any loss, claim, damage or liability.

The indemnity agreement in this paragraph (b) shall be in addition to any liability that you may otherwise have and shall extend, upon the same terms and conditions, to each member of a partnership and to each person, if any, who controls a partnership within the meaning of the Act.

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(c) Promptly after receipt an indemnified party under paragraph (a) or (b) above of notice of the commencement any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such paragraph, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such paragraph. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and to the extent that it shall wish, to jointly participate with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and notice to the indemnifying party of its election so to assume the defense thereof. The indemnifying party shall pay all legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obliged to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against one or more than one indemnified party. In the case such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall be obliged only to reimburse the expenses and fees of the one law firm which has been selected by a majority of the indemnified parties against which such action is brought finally and in the event the majority of such indemnified parties are unable to agree on which law firm for which expenses or fees will be reimbursed by the indemnifying party, then payments shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of the services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm. Notwithstanding anything contained herein to the contrary, an indemnified party may not settle or compromise any action brought against such indemnified party without the prior written consent of the indemnifying party.

8. Representation, Warranties and Covenants of Dealer-Manager.

(a) Qualification of Dealer-Manager and its Representatives. You hereby represent, warrant and covenant that you are, and during the Offering Period will continue to be, (i) a member in good standing of FINRA and (ii) registered as a broker-dealer in those jurisdictions wherein members of, or persons associated with, your firm will offer or sell the Interests. You also hereby represent, warrant and covenant that, during the Offering Period, you will only permit members of, or persons associated with, your firm to offer or sell Interests if such persons are duly registered or licensed to sell direct participation program investments by, and in good standing with, FINRA and those jurisdictions wherein they will offer or sell Interests. You hereby certify that neither your firm nor any member of your firm has been subject to a fine, consent decree or suspension of your or their licenses within the last three (3) years for violation of federal or State securities laws or regulations. You also hereby certify that you will promptly advise the Co-Presidents of the Managing General Partner of any civil or administrative proceedings during the Offering Period involving alleged violations of such federal or State securities laws or regulations.

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(b) Investor Suitability and Minimum Investment. You further hereby represent, warrant and covenant that no member of, or person associated with your firm, shall offer or sell Interests in any jurisdiction except to investors who satisfy the suitability and minimum investment requirements under the applicable provisions of the applicable Prospectus or the laws of such jurisdiction (if they are more restrictive). You hereby acknowledge your firm’s obligations pursuant to FINRA rules, in general, and FINRA Conduct Rule 2310, in particular. Specifically, you agree to ensure that, in recommending the purchase, sale or exchange of Interests to an investor, each member of, or person associated with, your firm shall have reasonable grounds (as required by FINRA Conduct Rule 2310) to believe, on the basis of information obtained from the investor concerning his investment objectives, other investments, financial situation and needs, and any other information known to such member of, or person associated with your firm, that (i) the investor is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the applicable Prospectus, including the tax benefits to the extent they are a significant aspect of each partnership; (ii) the investor has a fair market net worth sufficient to sustain the risks inherent in an investment in Interests in the amount proposed, including loss, and lack of liquidity of, of such and (iii) an investment in Interests is otherwise suitable for such investor. You further represent, warrant and covenant that you will: (x) require each member of, or person associated with your firm, to make diligent inquiry as to the suitability and appropriateness of an investment in Interests from each proposed investor, (y) retain in your records for a period equal to the longer of (A) six years from the date of the applicable sale of Interests or (B) five years from the end of the applicable Offering Period, and (z) make available to each partnership, upon request (and upon your firm’s receipt of an appropriate document subpoena from one of the following, to representatives of the Securities and Exchange Commission (“SEC”), FINRA and applicable State securities administrators) documents disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Interests pursuant to a subscription solicited by your firm, whether such records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. You shall not purchase any Interests for a discretionary account without obtaining the prior written approval of your customer and his signature on a Subscription Agreement.

(c) Compliance with FINRA’s Rules. You also hereby agree that you will require each member of, or person associated with, your firm to inform any prospective purchaser of Interests, prior to his subscription for Interests, of all pertinent facts relating to the liquidity and marketability of an investment in Interests during the term of the investment (as provided in FINRA Conduct Rule 2310). You also hereby agree to fully comply with all pertinent sections of Article III of FINRA’s Rules of Fair Practice, including, without limitation Sections 8, 24, and 36 thereof.

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(d) Record-Keeping and Disclosure. You further agree to keep such records with respect to each investor, his suitability and the amount of Interests sold and retain such records for such period of time as may be required by the SEC, any State securities commission, FINRA or by each partnership. You agree to obtain and to forward to each partnership any representation letters or related documents, if any, as are set forth in the Subscription Agreement, a form of which is attached as Exhibit C to the applicable Prospectus.

(e) Delivery of the Applicable Prospectus in Connection with the Sale of Interests. You hereby represent, covenant and agree that no representative of your firm shall sell, and your firm shall not endorse and forward any Subscription Agreement to signify the completion of a subscription for, any Interests unless, in connection therewith, the proposed purchaser of such Interests has received a current copy of the applicable Prospectus at or prior to the time that such person has signed his Subscription Agreement. Your firm acknowledges and agrees that such proposed purchaser shall not be admitted to the applicable partnership and Interests issued until the later of (a) the next succeeding Closing Date or (b) five business days after the date such proposed purchaser received a copy of the applicable Prospectus (which shall be determined by the Managing General Partner by the date on which such proposed purchaser signed the Subscription Agreement).

(f) Compliance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended. You hereby (a) represent that neither you nor any person associated with your firm solicited customers’ orders for Interests prior to the Effective Date; (b) represent and agree to take all reasonable steps to make a copy of the applicable final Prospectus relating to the Interests to each person associated with your firm who is expected, after the Effective Date, to solicit customer orders for Interests prior to the making of any such solicitation by such associated persons; (c) agree to take reasonable steps, as Dealer-Manager of this Offering, to furnish each Selling Dealer with sufficient copies, as requested by them, of the applicable final Prospectus to enable them to comply with paragraphs (b), (c), (d) and (e) of Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, and the prospectus delivery requirements of Section 5(b)(1) and (2) of the Act; and (d) agree that neither you, nor any person associated your firm, will furnish Prospectuses to any person in any State (e.g. in any State (i) listed as not cleared on the “Blue-Sky Survey” by counsel to the partnerships or the Dealer-Manager or (ii) in which your firm or any person associated with your firm who solicits offers to buy or offers to sell Interests is not currently registered); provided, however, that this provision is not to be construed to relieve you from complying with the requirements of Section 5(b)(1) and 2 of the Act. You hereby acknowledge that Prospectuses shall not be furnished by you or any person associated with your firm to any prospective investor while the applicable Registration Statement is subject to an examination, proceeding or stop order pursuant to Section 8 of the Act.

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(g)         Compliance with Title III of PATRIOT Act. With respect to your customers or any customers solicited by persons associated with your firm that purchase Interests, you hereby represent and agree to comply with relevant provisions applicable to securities broker-dealers of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (the “PATRIOT Act”), as well as FINRA Rule 3011 setting forth minimum standards for Anti-Money Laundering (“AML”) Programs of broker-dealers. These minimum standards require you to have implemented a written AML Program reasonably designed to (I) detect traces of suspicious financial transactions, (II) achieve compliance with the Bank Secrecy Act regulations, (III) provide for independent testing, (IV) designate an AML Compliance Officer, and (V) provide for ongoing training. Title III of the PATRIOT Act, 31 U.S.C. §§ 53II, et seq., is referred to as the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act”). Among other applicable requirements under the Money Laundering Abatement Act, you agree to comply with Section 312 regarding due diligence requirements, Section 313 regarding correspondent account prohibitions, Section 314 regarding financial institution cooperation, Section 319(b) regarding domestic and foreign bank records production, Section 326 regarding customer identification standards (as described in greater detail in Section 8(i) of this Agreement), Section 352 regarding anti-money laundering compliance program components, and Section 356 regarding suspicious activity reporting requirements.

(h)         Compliance with Privacy Laws. You hereby represent, warrant and covenant that you and any person associated with your firm (I) to will abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (B) the privacy standards and requirements of any other applicable federal or State law, and (C) your own internal privacy policies and procedures, each as may be amended from time to time; (II) will to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and (III) will to be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event you use or disclose nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, you will consult the List to determine whether the affected customer has exercised his or her opt-out rights. You understand that you are prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

(i)           Customer Identification Procedures (“CIP”). You hereby represent, warrant and certify, pursuant to Section 326 of the USA PATRIOT Act, that you have implemented reasonable CIP to (I) to verify and identify customers who open new accounts, (II) to maintain records of the information retrieved from the customer including, the name, address, and other identifying information, and (III) to consult lists of known or suspected terrorists or terrorist organizations to determine if the potential investor appears on any such list and will provide each partnership with annual re-certification to the extent reasonably requested by them of such implementation.

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9. Representations, Warranties, and Covenants of the Partnerships.

(a) The Registration Statement, including each Prospectus, with respect to the Interests has been (i) prepared by the applicable partnership in conformity with the requirements of the Act and the rules and regulations of the SEC promulgated thereunder, (ii) declared effective under the Act and (iii) filed with the SEC under the Act. Copies of the Registration Statement and each amendment heretofore filed or proposed to be filed (and of each related preliminary prospectus) have been delivered to you.

(b) The SEC has not issued any order preventing or suspending the use of any preliminary prospectus or any Prospectus nor are any proceedings for that purpose pending, threatened or, to the knowledge of the applicable partnership, contemplated by the SEC. The Registration Statement and each Prospectus and any further amendments or supplements thereto including any post-effective amendments will, when they become effective, conform in all material respects to the requirements of the Act and the rules and regulations of the SEC promulgated thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; provided, however, that each partnership makes no representation or warranty as to statements or omissions made in reliance upon and in conformity with written information furnished to such partnership by you expressly for use therein.

(c) The Managing General Partner has been duly organized in State of Delaware and is validly existing and in good standing under the laws of the State of Delaware with power and authority (corporate and other) to conduct its business and own its properties as described in the applicable Prospectus.

(d) Each partnership has been duly organized and is validly existing and in good standing under the laws of the State of Delaware with power and authority to conduct its business as described in the applicable Prospectus.

(e) Except as reflected in or contemplated by the Registration Statement or the applicable Prospectus, since the respective dates as of which information is given in the Registration Statement and the applicable Prospectus, there has not been any material adverse change in the condition of the applicable partnership or the Managing General Partner, financial or otherwise, or any transactions entered into by such partnership or the Managing General Partner, other than transactions in the ordinary course of business, which are required to be disclosed in the Registration Statement or the applicable Prospectus that are not so disclosed.

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(f) The respective financial statements contained in the Registration Statement and the applicable Prospectus fairly present the financial condition of the applicable partnership and the Managing General Partner as of the dates specified; and such financial statements have been prepared in accordance with generally accepted accounting principles consistently maintained throughout the periods involved, and Ernst & Young LLP, who has reported upon certain of the financial statements of the applicable partnership and the Managing General Partner, respectively, is an independent publicly registered accounting firm as required by the Act and the rules and regulations promulgated thereunder.

(g) No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by each partnership of this Agreement or the issuance and sale by each partnership of the Interests, except such as may be required under the Act or any State securities laws.

(h) There are no actions, suits or proceedings pending, or to the knowledge of each partnership, threatened against such partnership, the Managing General Partner or any of their property, at law or in equity or before or by any federal or State commission, regulatory body or administrative agency or other governmental body, domestic or foreign, in which any adverse decision might have a materially adverse effect on the business or property of such partnership or the Managing General Partner.

(i) The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by each partnership will not conflict with or constitute a default under any Partnership Agreement, or any indenture, mortgage, deed of trust, lease or other agreement or instrument to which a partnership or Managing General Partner is a party, or any law, order, rule or regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over a partnership or the Managing General Partner or any of their property, except to the extent that the enforceability of the indemnity and/or contribution provision of the indemnity contained in Section 7 of this Agreement may be limited under the applicable laws and subject, as to enforcement, to insolvency, bankruptcy, reorganization or similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(j) Each partnership has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 7 of this Agreement may be limited under applicable securities laws.

(k) At the time of the delivery of the Interests, the Interests will have been duly authorized and validly issued, and upon payment therefor, will be fully paid and will conform to the description thereof contained in the applicable Prospectus.

(l) There are no contracts or other documents that are required to be filed as exhibits to the Registration Statement which have been not so filed.

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10. Notice of Termination. This Agreement may be terminated by you or by a partnership by giving written notice by mail, cable or facsimile at least 10 days in advance of your or its intention to terminate; provided, however, that any rights to receive Sales Commissions with respect to sales of Interests made prior to such termination and any rights to indemnification or contribution hereunder, and all representations, covenants and agreements contained in this Agreement which, by their terms, expire or will need to be performed after the termination date of this Agreement (including, but not limited to, the suitability record retention and disclosure covenants contained in Section 8 above), shall survive such termination.

11. Governing Law. This Agreement is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by the laws of such State without reference to its choice of law provisions.

Please acknowledge acceptance of the terms hereof by signing the two enclosed copies of this letter and returning the same to the Managing General Partner, whereupon this letter and your acceptance hereof shall constitute a binding agreement between Partnership A, Partnership B, Partnership C and the Managing General Partner as of the date first above written. The Managing General Partner will then supply to you for your files one of such copies signed by each partnership and the Dealer-Manager.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Dealer-Manager Agreement as of the date first above written.

ICON Oil & Gas Fund • ICON Oil & Gas Fund-A L.P. • ICON Oil & Gas Fund-B L.P. • ICON Oil & Gas Fund-C L.P.

By: ICON Oil & Gas GP, LLC, the Managing General Partner for each partnership

By:
Name:
Title:

Dealer-Manager:

ICON Securities Corp.

By:
Name:
Title:

For purposes of Section 9 hereof:

Managing General Partner:

ICON Oil & Gas GP, LLC

By:
Name:
Title:

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